Exhibit 99.1

Oxford Reports Fourth Quarter and Fiscal 2016 Results

--Strong Performance at Lilly Pulitzer Continues in Fourth Quarter--

--Results Reflect Actions and Related Charges (Not Included in Prior Guidance) to Improve Performance at Tommy Bahama--

--Expects Fiscal 2017 Revenue and Earnings Growth--

ATLANTA, March 23, 2017 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2016 fiscal year ended January 28, 2017.  In the fourth quarter, consolidated net sales increased to $261.0 million compared to $259.6 million in the fourth quarter of fiscal 2015. Earnings from continuing operations on a GAAP basis were $0.72 per share in the fourth quarter of fiscal 2016 compared to $1.06 per share in the same period of the prior year.  Adjusted earnings from continuing operations were $0.63 per share in the fourth quarter of fiscal 2016 compared to $1.09 per share in the fourth quarter of fiscal 2015.

In the fourth quarter of fiscal 2016, the Company took actions to improve the operating performance of Tommy Bahama.  The Company incurred $7.1 million, or $0.27 per share, of charges associated with inventory markdowns, severance and closing three outlet locations. While not included in prior guidance, these charges are included in both GAAP and adjusted results.  Absent these charges, the Company’s fourth quarter and full year financial performance was in-line with its most recent guidance for adjusted results provided on December 6, 2016.

For the full 2016 fiscal year, consolidated net sales increased 6% to $1.023 billion. Earnings per share from continuing operations on a GAAP basis were $3.27 compared to $3.54 in the prior year. Adjusted earnings from continuing operations were $3.30 per share compared to $3.64 per share in fiscal 2015.

Thomas C. Chubb III, Chairman and CEO, commented, “Our portfolio of businesses has attributes that are true competitive advantages in the new retailing paradigm.  Our brands, Tommy Bahama, Lilly Pulitzer and Southern Tide, are focused, clear and unwavering in how they are positioned in the marketplace.  We would rather be the first choice of a few than the second choice of many. Each of these brands also has a meaningful and profitable e-commerce business, and we play to that strength.  We believe we are competitively positioned with our technical abilities in digital and omni-channel. We also recognized earlier than many in our sector that a cautious approach to door growth made sense. We believe that the strategic path we have taken has positioned us well to leverage the power of our brands, and that our brands and our people give us the tools we need to continue to succeed and deliver long-term value to our shareholders.”

Mr. Chubb continued, “As we go forward in fiscal 2017, we are laser-focused on the initiatives to improve the operating performance at Tommy Bahama.  This includes revamping the outlet and clearance strategy, improving gross margin by making selective price increases and reducing input costs, and controlling operating expenses.  We are confident in our ability to deliver a better performance for Tommy Bahama and expect to see a modest, but respectable degree of top line growth and a positive change in the trajectory of Tommy Bahama’s operating margin. In the first quarter of 2017, Tommy Bahama’s results to date are encouraging, with modestly positive comp store sales gains to date.”

Mr. Chubb concluded, “We are thrilled with Lilly Pulitzer’s results, which include a 14% top-line growth rate for the year, with gains in every channel of distribution and operating margin expanding to 22%.  Lilly Pulitzer is an exceptional brand with a culture of playing to win that serves us well in this tough environment.  Having adapted to the new reality of retailing earlier than most in our industry, they are well ahead of the curve and continue to deliver fantastic product to their consumer through a variety of digital and traditional channels.  For 2017, we are confident Lilly Pulitzer will sustain its positive momentum, achieve high single digit top line growth and continue to drive a strong operating margin.’’

Consolidated Operating Results

Fourth quarter fiscal 2016 net sales were $261.0 million compared to $259.6 million in the prior year period.  Lilly Pulitzer’s fourth quarter sales, which included a significantly larger e-commerce flash sale event than in the prior year, increased 26%. Southern Tide contributed $8.2 million of sales in the quarter, with offsets to these increases in both Tommy Bahama and Lanier Apparel. For the full 2016 fiscal year, net sales increased to $1.023 billion compared to $969 million in the prior year.

Gross profit in the fourth quarter increased to $146.7 million compared to $144.7 million in the same period of the prior year. Gross margin in the fourth quarter of fiscal 2016 was 42 basis points higher at 56.2%, driven primarily by an improved mix of higher margin businesses and LIFO accounting. Gross profit for the full year was $582.8 million compared to $558.1 million in the prior year, with a reduction in gross margin of 59 basis points to 57.0%.

In the fourth quarter of fiscal 2016, SG&A as a percentage of net sales was 50.1% or $130.9 million compared to 46.1% or $119.7 million in the prior year’s fourth quarter. The increase primarily due to SG&A associated with the Southern Tide business, incremental costs associated with operating additional retail stores and restaurants, as well as store closures and severance charges at Tommy Bahama.  For the full year, SG&A as a percentage of sales was 49.6% or $507.1 million compared to 49.0% or $475.0 million in the prior year.

For the fourth quarter of fiscal 2016, royalties and other operating income grew to $3.7 million compared to $3.4 million in the fourth quarter of fiscal 2015.  Royalties and other operating income for the full year were $14.2 million compared to $14.4 million in fiscal 2015.

Operating income in the fourth quarter was $19.5 million compared to $28.5 million in the same period of the prior year. On an adjusted basis, operating income was $16.7 million compared to $29.1 million in the fourth quarter of fiscal 2015.  For the full 2016 fiscal year, operating income was $89.9 million compared to $97.5 million in fiscal 2015.  For the full year, on an adjusted basis, operating income was $89.6 million compared to $99.3 million. GAAP and adjusted operating income for the fourth quarter and full 2016 fiscal year were negatively impacted by the $7.1 million of Tommy Bahama related charges described above.

Interest expense for the fourth quarter of fiscal 2016 was $0.9 million compared to $0.5 million in the fourth quarter of fiscal 2015.  Interest expense for the full year was $3.4 million compared to $2.5 million in fiscal 2015.

For the fourth quarter of fiscal 2016, the Company’s effective tax rate was 35.2% compared to 37.2% in the fourth quarter of fiscal 2015 and, for the full year, its effective tax rate was 37.0% compared to 38.4% in fiscal 2015. The tax rate in both the quarter and year reflects the Company’s utilization of operating loss carryforwards and reversal of valuation allowances in certain foreign jurisdictions.

Balance Sheet and Liquidity

Inventory increased to $142.2 million at January 28, 2017 from $129.1 million at the end of the fourth quarter of fiscal 2015 primarily reflecting the inclusion of inventory for Southern Tide.  The Company believes that inventory levels in each of the operating groups are appropriate for planned sales.

As of January 28, 2017, the Company had $91.5 million of borrowings outstanding under its revolving credit agreement compared to $44.0 million in the prior year. This increase reflects the impact of the purchase of Southern Tide on April 19, 2016. The Company ended the quarter with $185.5 million of unused availability under its $325 million revolving credit agreement.

In the full 2016 fiscal year, cash flow from operations increased 13% to $118.6 million compared to $105.4 million in the prior year.  Free cash flow for 2016 was $69.2 million compared to $32.3 million in fiscal 2015.

Outlook for the Full Year and First Quarter of Fiscal 2017

Fiscal 2017 earnings per share are expected to be negatively impacted by a higher effective tax rate. For the full 2017 fiscal year, a 53-week year which ends on February 3, 2018, the Company currently expects net sales to grow to between $1.08 billion to $1.10 billion as compared to Fiscal 2016 net sales of $1.023 billion.  GAAP earnings per share from continuing operations are expected to be between $3.41 and $3.61. Adjusted earnings per share from continuing operations are expected to be between $3.50 and $3.70. This compares to earnings from continuing operations on a GAAP basis of $3.27 per share and, on an adjusted basis, $3.30 per share in fiscal 2016.

The Company’s effective tax rate for fiscal 2017 is expected to be approximately 39% compared to 37% in the full 2016 fiscal year, with the increase reflecting the expected unfavorable impact of the accounting standard related to stock compensation adopted in 2016 and a reduction in the utilization of operating loss carryforwards relative to fiscal 2016. Full year interest expense is estimated to be approximately $4 million.

For the first quarter of fiscal 2017, ending April 29, 2017, the Company currently expects net sales to grow to between $270 million to $280 million, as compared to $256.2 million in the first quarter of fiscal 2016. GAAP earnings per share from continuing operations are expected to be between $0.98 and $1.08 and adjusted earnings per share are expected to be between $1.00 and $1.10, as compared to GAAP results of $1.21 per share and adjusted results of $1.26 per share achieved in the first quarter of fiscal 2016.  The first quarter effective tax rate is expected to be approximately 41.5% compared to 35.7% in the first quarter of fiscal 2016, reflecting the unfavorable impact of items described above.

Capital expenditures in fiscal 2017 are expected to be approximately $55 million, compared to $49 million in fiscal 2016, primarily reflecting investments in information technology initiatives, new retail stores and restaurants, and investments to remodel and relocate existing retail stores.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.27 per share payable on April 28, 2017 to shareholders of record as of the close of business on April 13, 2017. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 6, 2017 by dialing (412) 317-6671 access code 6022892.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis. The results from the Ben Sherman business, which was sold on July 17, 2015, are reflected as discontinued operations for all periods presented.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products, particularly in light of general economic uncertainty; changes in international, federal or state, tax, trade and other laws and regulations, including changes in corporate tax rates, quota restrictions or the imposition of safeguard controls; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store openings and of planned capital expenditures; weather; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; our ability to timely recognize our expected synergies from any acquisitions we pursue; and factors that could affect our consolidated effective tax rate such as the results of foreign operations or stock based compensation. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2016 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)

	January 28, 2017	January 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$6,332	$6,323
Receivables, net	58,279	59,065
Inventories, net	142,175	129,136
Prepaid expenses	24,842	22,272
Total Current Assets	$231,628	$216,796
Property and equipment, net	193,931	184,094
Intangible assets, net	175,245	143,738
Goodwill	60,015	17,223
Other non-current assets, net	24,340	20,839
Total Assets	$685,159	$582,690
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$76,825	$68,306
Accrued compensation	19,711	30,063
Other accrued expenses and liabilities	32,000	28,136
Liabilities related to discontinued operations	2,860	2,394
Total Current Liabilities	$131,396	$128,899
Long-term debt	91,509	43,975
Other non-current liabilities	70,002	67,188
Deferred taxes	13,578	3,657
Liabilities related to discontinued operations	2,544	4,571
Commitments and contingencies
Shareholders' Equity
Common stock, $1.00 par value per share	16,769	16,601
Additional paid-in capital	131,144	125,477
Retained earnings	233,493	199,151
Accumulated other comprehensive loss	(5,276)	(6,829)
Total Shareholders' Equity	$376,130	$334,400
Total Liabilities and Shareholders' Equity	$685,159	$582,690

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2015	Fiscal 2016	Fiscal 2015
Net sales	$261,049	$259,582	$1,022,588	$969,290
Cost of goods sold	114,392	114,845	439,814	411,185
Gross profit	$146,657	$144,737	$582,774	$558,105
SG&A	130,888	119,694	507,070	475,031
Royalties and other operating income	3,747	3,408	14,180	14,440
Operating income	$19,516	$28,451	$89,884	$97,514
Interest expense, net	916	497	3,421	2,458
Earnings from continuing operations before income taxes	$18,600	$27,954	$86,463	$95,056
Income taxes	6,556	10,400	31,964	36,519
Net earnings from continuing operations	$12,044	$17,554	$54,499	$58,537
Loss from discontinued operations, net of taxes	(2,038)	(83)	(2,038)	(27,975)
Net earnings	$10,006	$17,471	$52,461	$30,562

Net earnings from continuing operations per share:
Basic	$0.73	$1.07	$3.30	$3.56
Diluted	$0.72	$1.06	$3.27	$3.54
Loss from discontinued operations, net of taxes, per share:
Basic	$(0.12)	$(0.01)	$(0.12)	$(1.70)
Diluted	$(0.12)	$(0.01)	$(0.12)	$(1.69)
Net earnings per share:
Basic	$0.61	$1.06	$3.18	$1.86
Diluted	$0.60	$1.05	$3.15	$1.85
Weighted average shares outstanding:
Basic	16,537	16,466	16,522	16,456
Diluted	16,689	16,600	16,649	16,559
Dividends declared per share	$0.27	$0.25	$1.08	$1.00

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fiscal 2016	Fiscal 2015
Cash Flows From Operating Activities:
Net earnings	$52,461	$30,562
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	40,069	34,476
Amortization of intangible assets	2,150	1,951
Equity compensation expense	6,445	5,241
Amortization of deferred financing costs	693	385
Loss on sale of discontinued operations	—	20,517
Gain on sale of property and equipment	—	(853)
Deferred income taxes	7,880	(361)
Changes in working capital, net of acquisitions and dispositions, if any:
Receivables, net	7,377	11,371
Inventories, net	4,222	(8,058)
Prepaid expenses	(1,799)	(2,641)
Current liabilities	434	(553)
Other non-current assets, net	(2,086)	1,819
Other non-current liabilities	719	11,517
Cash provided by operating activities	$118,565	$105,373
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(95,046)	—
Purchases of property and equipment	(49,415)	(73,082)
Proceeds from sale of discontinued operations	(2,030)	59,336
Other investing activities	—	(200)
Cash used in investing activities	$(146,491)	$(13,946)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(430,995)	(345,485)
Proceeds from revolving credit arrangements	478,529	281,852
Deferred financing costs paid	(1,438)	—
Payment of contingent consideration amounts earned	—	(12,500)
Proceeds from issuance of common stock	1,257	1,307
Repurchase of stock awards for employee tax withholding liabilities	(1,867)	—
Cash dividends declared and paid	(18,119)	(16,640)
Cash provided by (used in) financing activities	$27,367	$(91,466)
Net change in cash and cash equivalents	$(559)	$(39)
Effect of foreign currency translation on cash and cash equivalents	568	1,081
Cash and cash equivalents at the beginning of year	6,323	5,281
Cash and cash equivalents at the end of year	$6,332	$6,323
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$2,626	$2,301
Cash paid for income taxes	$29,872	$35,369

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)

AS REPORTED	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2015	% Change	Fiscal 2016	Fiscal 2015	% Change
Tommy Bahama
Net sales	$186.1	$195.9	(5.0)%	$658.9	$658.5	0.1%
Gross profit	$105.7	$115.0	(8.0)%	$386.7	$393.2	(1.7)%
Gross margin	56.8%	58.7%		58.7%	59.7%
Operating income	$17.3	$31.4	(44.7)%	$44.1	$66.0	(33.2)%
Operating margin	9.3%	16.0%		6.7%	10.0%
Lilly Pulitzer
Net sales	$46.5	$36.9	26.0%	$233.3	$204.6	14.0%
Gross profit	$27.2	$22.7	19.6%	$148.3	$132.8	11.7%
Gross margin	58.4%	61.5%		63.6%	64.9%
Operating income	$2.3	$0.2	NM	$52.0	$42.5	22.3%
Operating margin	5.0%	0.4%		22.3%	20.8%
Lanier Apparel
Net sales	$19.5	$26.5	(26.2)%	$100.8	$105.1	(4.1)%
Gross profit	$6.4	$7.3	(13.2)%	$29.5	$30.5	(3.2)%
Gross margin	32.6%	27.7%		29.3%	29.0%
Operating income	$0.3	$1.8	(80.7)%	$7.0	$7.7	(9.7)%
Operating margin	1.8%	6.8%		6.9%	7.3%
Southern Tide
Net sales	$8.2	$—	NM	$27.4	$—	NM
Gross profit	$3.4	$—	NM	$10.9	$—	NM
Gross margin	41.4%	NA		39.8%	NA
Operating income	$0.1	$—	NM	$(0.3)	$—	NM
Operating margin	1.8%	NA		(1.0)%	NA
Corporate and Other
Net sales	$0.7	$0.3	NM	$2.2	$1.1	NM
Gross profit	$4.0	$(0.2)	NM	$7.4	$1.6	NM
Operating loss	$(0.7)	$(4.9)	86.1%	$(12.9)	$(18.7)	31.1%
Consolidated
Net sales	$261.0	$259.6	0.6%	$1,022.6	$969.3	5.5%
Gross profit	$146.7	$144.7	1.3%	$582.8	$558.1	4.4%
Gross margin	56.2%	55.8%		57.0%	57.6%
SG&A	$130.9	$119.7	9.4%	$507.1	$475.0	6.7%
SG&A as % of net sales	50.1%	46.1%		49.6%	49.0%
Operating income	$19.5	$28.5	(31.4)%	$89.9	$97.5	(7.8)%
Operating margin	7.5%	11.0%		8.8%	10.1%
Earnings from continuing operations before income taxes	$18.6	$28.0	(33.5)%	$86.5	$95.1	(9.0)%
Net earnings from continuing operations	$12.0	$17.6	(31.4)%	$54.5	$58.5	(6.9)%
Net earnings from continuing operations per diluted share	$0.72	$1.06	(32.1)%	$3.27	$3.54	(7.6)%
Weighted average shares outstanding - diluted	16.7	16.6	0.5%	16.6	16.6	0.5%

	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2015	% Change	Fiscal 2016	Fiscal 2015	% Change
ADJUSTMENTS
LIFO adjustments(1)	$(3.6)	$0.3		$(5.9)	$0.3
Inventory step-up charges(2)	$0.5	$0.0		$2.7	$0.0
Amortization of Canadian intangible assets(3)	$0.4	$0.4		$1.5	$1.5
Amortization of Southern Tide intangible assets(4)	$(0.1)	$0.0		$0.3	$0.0
Transaction expenses for acquisition(5)	$0.0	$0.0		$0.8	$0.0
Distribution center integration charges(6)	$0.0	$0.0		$0.5	$0.0
Impact of income taxes(7)	$1.2	$(0.1)		$0.7	$(0.1)
Adjustment to net earnings from continuing operations(8)	$(1.6)	$0.5		$0.4	$1.7
AS ADJUSTED
Tommy Bahama
Net sales	$186.1	$195.9	(5.0)%	$658.9	$658.5	0.1%
Gross profit	$105.7	$115.0	(8.0)%	$386.7	$393.2	(1.7)%
Gross margin	56.8%	58.7%		58.7%	59.7%
Operating income	$17.7	$31.7	(44.2)%	$45.6	$67.5	(32.5)%
Operating margin	9.5%	16.2%		6.9%	10.3%
Lilly Pulitzer
Net sales	$46.5	$36.9	26.0%	$233.3	$204.6	14.0%
Gross profit	$27.2	$22.7	19.6%	$148.3	$132.8	11.7%
Gross margin	58.4%	61.5%		63.6%	64.9%
Operating income	$2.3	$0.2	NM	$52.0	$42.5	22.3%
Operating margin	5.0%	0.4%		22.3%	20.8%
Lanier Apparel
Net sales	$19.5	$26.5	(26.2)%	$100.8	$105.1	(4.1)%
Gross profit	$6.4	$7.3	(13.2)%	$29.5	$30.5	(3.2)%
Gross margin	32.6%	27.7%		29.3%	29.0%
Operating income	$0.3	$1.8	(80.7)%	$7.0	$7.7	(9.7)%
Operating margin	1.8%	6.8%		6.9%	7.3%
Southern Tide
Net sales	$8.2	$—	NM	$27.4	$—	NM
Gross profit	$3.9	$—	NM	$13.6	$—	NM
Gross margin	48.0%	NA		49.5%	NA
Operating income	$0.6	$—	NM	$3.1	$—	NM
Operating margin	7.1%	NA		11.3%	NA
Corporate and Other
Net sales	$0.7	$0.3	NM	$2.2	$1.1	NM
Gross profit	$0.4	$0.0	NM	$1.5	$1.9	NM
Operating loss	$(4.3)	$(4.6)	6.5%	$(18.0)	$(18.5)	2.4%
Consolidated
Net sales	$261.0	$259.6	0.5%	$1,022.6	$969.3	5.5%
Gross profit	$143.6	$145.0	(1.0)%	$579.6	$558.4	3.8%
Gross margin	55.0%	55.9%		56.7%	57.6%
SG&A	$130.6	$119.3	9.5%	$504.1	$473.5	6.5%
SG&A as % of net sales	50.0%	46.0%		49.3%	48.9%
Operating income	$16.7	$29.1	(42.6)%	$89.6	$99.3	(9.7)%
Operating margin	6.4%	11.2%		8.8%	10.2%
Earnings from continuing operations before income taxes	$15.8	$28.6	(44.8)%	$86.2	$96.8	(11.0)%
Net earnings from continuing operations	$10.5	$18.1	(42.2)%	$54.9	$60.2	(8.8)%
Net earnings from continuing operations per diluted share	$0.63	$1.09	(42.2)%	$3.30	$3.64	(9.3)%

Free Cash Flow				Fiscal 2016	Fiscal 2015
Cash provided by operating activities				$118.6	$105.4
Purchases of property and equipment				$(49.4)	$(73.1)
Free Cash Flow				$69.2	$32.3

	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2015	Fiscal 2016	Fiscal 2015
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$0.72	$0.77-$0.92	$1.06	$3.27	$3.54
LIFO adjustments(10)	$(0.13)	$0.00	$0.01	$(0.22)	$0.01
Inventory step-up charges(11)	$0.02	$0.03	$0.00	$0.10	$0.00
Amortization of Canadian intangible assets(12)	$0.02	$0.02	$0.02	$0.09	$0.09
Amortization of Southern Tide intangible assets(13)	$0.00	$0.01	$0.00	$0.01	$0.00
Transaction expenses for acquisition(14)	$0.00	$0.00	$0.00	$0.03	$0.00
Distribution center integration charges (15)	$0.00	$0.00	$0.00	$0.02	$0.00
As adjusted(8)	$0.63	$0.83-$0.98	$1.09	$3.30	$3.64

	First Quarter Fiscal 2017	First Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
	Guidance(16)	Actual	Guidance(16)	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$0.98 - $1.08	$1.21	$3.41 - $3.61	$3.27
LIFO adjustments(10)	$0.00	$(0.01)	$0.00	$(0.22)
Inventory step-up charges(11)	$0.00	$0.01	$0.00	$0.10
Amortization of Canadian intangible assets(12)	$0.02	$0.02	$0.09	$0.09
Amortization of Southern Tide intangible assets(13)	$0.00	$0.00	$0.00	$0.01
Transaction expenses for acquisition(14)	$0.00	$0.03	$0.00	$0.03
Distribution center integration charges (15)	$0.00	$0.00	$0.00	$0.02
As adjusted(8)	$1.00- $1.10	$1.26	$3.50- $3.70	$3.30

(1) LIFO adjustments represent the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO accounting adjustments are included in Corporate and Other.
(2) Inventory step-up charges represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the Southern Tide acquisition. These inventory step-up charges are included in cost of goods sold in Southern Tide.
(3) Amortization of Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Tommy Bahama Canadian intangible assets are included in SG&A in Tommy Bahama.
(4) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets are included in SG&A in Southern Tide.
(5) Transaction expenses for acquisition represent the transaction costs associated with the Southern Tide acquisition. These transaction expenses for acquisition are included in SG&A in Corporate and Other.
(6) Distribution center integration charges represent the impact resulting from the one-time charges related to transitioning Southern Tide's distribution center functions.
(7) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(8) Amounts in columns may not add due to rounding.
(9) Guidance as issued on December 6, 2016.
(10) LIFO adjustments represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(11) Inventory step-up charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from inventory step-up charges related to the Southern Tide acquisition.
(12) Amortization of Canadian intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(13) Amortization of Southern Tide intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Southern Tide acquisition.
(14) Transaction expenses for acquisition represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the transaction costs associated with the Southern Tide acquisition.
(15) Distribution center integration charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from one-time charges related to transitioning Southern Tide's distribution center functions during Fiscal 2016.
(16) Guidance as issued on March 23, 2017

Comparable Store Sales Change
The Company's disclosures about comparable sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2016	(13)%	7%	(6)%	(3)%	(3)%
Fiscal 2015	8%	3%	(5)%	2%	3%
Lilly Pulitzer
Fiscal 2016	1%	(1)%	12%	2%	2%
Fiscal 2015	20%	41%	27%	13%	27%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2016
Full-price retail store	107	109	111	113	111
Retail-restaurant	16	16	16	16	17
Outlet	41	41	41	41	40
Total	164	166	168	170	168
Fiscal 2015
Full-price retail store	101	100	104	107	107
Retail-restaurant	15	15	15	16	16
Outlet	41	41	42	41	41
Total	157	156	161	164	164

Lilly Pulitzer
Fiscal 2016
Full-price retail store	34	34	37	39	40
Fiscal 2015
Full-price retail store	28	30	33	34	34

Contact: Anne M. Shoemaker
Telephone: (404) 653-1455
Fax:(404) 653-1545
E-mail: InvestorRelations@oxfordinc.com